Exhibit 10.49

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
AND FORBEARANCE AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT (this “Agreement”) is effective this 30th day of March, 2017 (the “Effective Date”), by and among GUARANTY BANK AND TRUST COMPANY, a Colorado bank (the “Bank”), and BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation (the “Borrower”).  Bank and Borrower may sometimes be referred to herein as “Party” or, collectively, “Parties”.

RECITALS

A.           WHEREAS, Borrower and Bank entered into a Loan and Security Agreement dated as of March 29, 2016 (together with all amendments thereto, the “Loan Agreement”) pursuant to which Bank made available to Borrower certain Revolving Loans and a Term Loan;

B.           WHEREAS, in conjunction with the Revolving Loans, Borrower executed and delivered to Bank a Revolving Promissory Note dated March 29, 2016 in the original principal amount of Two Million Dollars ($2,000,000.00) (together with any amendments thereto, the "Revolving Note") and Borrower executed and delivered to Bank a Term Promissory Note dated March 29, 2016 in the original principal amount of Ten Million Dollars ($10,000,000.00) (together with any amendments thereto the “Term Note”).

C.           WHEREAS, the Loan Agreement, the Revolving Note, the Term Note and all other documents executed in connection with the Loan Agreement, including, without limitation, any amendments thereto, shall hereinafter be collectively referred to as the “Loan Documents”.

D.           WHEREAS, defaults have occurred under the Loan Agreement (the "Existing Defaults") by reason of Borrower's failure (i) to maintain a Maximum Total Cash Flow Leverage Ratio of not more than 3.15x as of December 31, 2016, as required by Section 10.1 of the Loan Agreement, (ii) to maintain a Fixed Charge Coverage Ratio of at least 1.35 to 1.00 as of December 31, 2016, as required by Section 10.3 of the Loan Agreement, and (iii) to produce an EBITDA of at least $650,000 for the fourth quarter of 2016 as required by Section 10.4 of the Loan Agreement; and

E.            WHEREAS, Borrower has requested that Bank forbear from exercising its post-default rights under the terms of the Loan Agreement and the other Loan Documents by reason of the Existing Defaults, and Bank has agreed to such forbearance but only upon the following terms and conditions, including, but not limited to, the amendments to the Loan Agreement set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, payments, amendments and modifications contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used herein and in the recitals hereto, but not defined herein or therein, shall have the meaning given them in the Loan Documents.

2.             Forbearance.  As used in this Agreement, "Forbearance Period" means the period beginning on the date hereof and, unless sooner terminated pursuant to Section 6 below, continuing until the earlier of (i) February 15, 2018, or (ii) Lender’s receipt of Borrower’s compliance certificate for the quarter ending December 31, 2017 in accordance with Section 8.8(c) of the Loan Agreement.  Subject to compliance by Borrower with the Terms and Conditions of Forbearance set forth in Section 3 below, Bank hereby agrees to forbear from exercising rights and remedies available to Bank under the Loan Documents by reason of the Existing Defaults until the expiration or earlier termination of the Forbearance Period.

3.             Terms and Conditions of Forbearance.  Bank's agreement to forbear from exercising its rights and remedies by reason of the Existing Default as set forth herein is subject to the following:

3.1           During the Forbearance Period:

(a)      Borrower shall achieve EBITDA of at least $870,000.00 for each of the first three fiscal quarters of 2017;

(b)     Borrower shall maintain a Fixed Charge Coverage Ration of not less than 1.25 to 1.00 as of December 31, 2017; and

(c)      Borrower shall maintain a Maximum Total Cash Flow Leverage Ratio of no greater than 2.5x as of December 31, 2017.

3.2           Borrower will provide all other reporting to Bank required under Section 8.8 of the Loan Agreement and comply with all other terms and conditions contained therein.

3.3           No new or additional Event of Default shall occur under this Agreement, the Loan Agreement, the Revolving Note, the Term Note or any other Loan Document (each an "Event of Default") during the Forbearance Period.

3.4           Borrower will execute and deliver this Agreement to Bank on or before 5:00 p.m. Mountain Time on March ___, 2017.

3.5           On the date of execution hereof, Borrower shall reimburse Bank for all attorneys' fees, legal costs, search fees and other expenses incurred in connection with the negotiation, drafting, execution, filing and recording of this Agreement and any related Loan Documents.  The amounts described in this paragraph shall be in addition to, and not in lieu of, the interest, fees and other charges owing under the Loan Documents.

4.             Loan Documents Effect; Conflicts; Affirmation.  Except as otherwise provided in this Agreement, all other terms and conditions set forth in the Loan Agreement, the Revolving Note, the Term Note and all other Loan Documents remain in full force and effect, with the same effect as if all such terms and conditions were rewritten in full herein.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Loan Agreement, the Revolving Note, the Term Note or any other Loan Document, the provisions of this Agreement in each case shall govern and control to the extent of such conflict or inconsistency. Borrower hereby affirms and ratifies the Loan Documents, acknowledges that there is no defense to or offset against payment or performance of Borrower's obligations under the Loan Documents, and waives any and all defenses, counterclaims, offsets and any other matter of avoiding, reducing, or limiting the validity and enforceability of the Loan Documents and/or any of Borrower's obligations under the Loan Documents.

5.             No Waiver of Default; Reservation of Rights.  Nothing contained herein shall constitute: (i) a waiver of the Existing Defaults; (ii) any waiver of any Event of Default occurring on and after the date of this Agreement; or (iii) a waiver or any agreement to forbear from exercising any post-default remedies as a result of any Event of Default occurring on and after the date of this Agreement or as a result of any Event of Default occurring prior to the date of this Agreement which is not an Existing Default.  Nothing in this Agreement shall impair any of Bank's rights under the Loan Documents by reason of the Existing Defaults or which shall accrue upon an Event of Default occurring subsequent to the date of this Agreement by Borrower, all such rights being hereby reserved by Bank.  However, in the event Borrower is in full compliance with the Loan Agreement at the end of fiscal year 2017, and such compliance is evidenced by a compliance certificate provided by the Borrower to Bank on or before February 15, 2018, as required by Section 8.8(c) of the Loan Agreement, the Existing Defaults shall be deemed waived as of the end of such fiscal year.

6.             Termination of Forbearance.  The forbearance provisions set forth in this Agreement shall automatically terminate and Bank may immediately declare an Event of Default under this Agreement at the earlier of:

6.1          the end of the Forbearance Period; or

6.2          the failure of Borrower to satisfy and comply with each of the terms and conditions set forth in Section 3 of this Agreement; or

6.3          the occurrence of any new or additional Event of Default under this Agreement or any other Loan Document; or

6.4          any representation or warranty of Borrower set forth herein or in any other Loan Document is materially false, incorrect or misleading as of the date made; or

6.5          Borrower takes any action to repudiate this Agreement or this Agreement shall otherwise cease to be in full force and effect in accordance with its terms.

Upon the occurrence of any of the foregoing, Bank's agreement to forbear contained herein shall immediately cease and terminate and such occurrence shall constitute an Event of Default hereunder and under the other Loan Documents and Bank shall be entitled to immediately exercise any and all of its lawful rights and remedies, including, but not limited to, foreclosure of the collateral securing the Revolving Note and/or the Term Note and/or suit upon the Revolving Note and/or the Term Note and the other Loan Documents.

7.             Amendments to Loan and Security Agreement.  The Loan Agreement is amended as follows:

a.	Section 1.1 is hereby amended by replacing the interest rate table in the definition of Applicable Margin with the following table:

Funded Debt / EBITDA	LIBOR Spread
Greater than 2.0	LIBOR + 3.75%
Less than or equal to 2.0 but greater than 1.5	LIBOR + 3.40%
Less than or equal to 1.5	LIBOR + 3.10%

On March 1, 2018, provided that no Event of Default (other than the Existing Defaults, as defined in the Fourth Amendment to Loan and Security Agreement and Forbearance Agreement) has occurred on or prior to March 1, 2018, the interest rate table in the definition of Applicable Margin shall be replaced with the following table:

Funded Debt / EBITDA	LIBOR Spread
Greater than 2.0	LIBOR + 2.90%
Less than or equal to 2.0 but greater than 1.5	LIBOR + 2.55%
Less than or equal to 1.5	LIBOR + 2.25%

b.	Section 1.1 is hereby amended by amending and restating the definitions of “Fixed Charge Coverage Ratio,” “Revolving Loan Commitment,” and “Term Loan Commitment” as follows:

"Fixed Charge Coverage Ratio" or "FCCR" means, as of the end of any fiscal quarter, the quotient obtained by dividing Cash Available for Debt Service over the preceding 12 months, by Total Debt Service for the same period; provided, that (i) FCCR for the period ending June 30, 2016 shall be based on the prior six months; (ii) FCCR for the period ending September 30, 2016 shall be based on the prior nine month period; and (iii) any payments of principal of the Revolving Loan paid in connection with a reduction in the Revolving Loan Commitment shall not be included in the Total Debt Service for purposes of calculating the Fixed Charge Coverage Ratio for any period.

"Revolving Loan Commitment" shall mean the lesser of (a) eighty percent (80%) of the dollar amount of outstanding Eligible Accounts or (b) (i) for the period prior to April 17, 2017, Two Million and 00/100 Dollars ($2,000,000.00), (ii) for the period from and including April 17, 2017 to but excluding June 1, 2017, One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00), (iii) for the period from and including June 1, 2017 to but excluding October 1, 2017, One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00); (iv) for the period from and including October 1, 2017 to but excluding January 1, 2018, One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00); and (v) for the period on and after January 1, 2018, Eight Hundred Thousand and 00/100 Dollars ($800,000.00).

"Term Loan Commitment" shall mean the initial sum of Ten Million and 00/100 Dollars ($10,000,000.00), which amount shall be reduced by (a) Five Hundred Thousand and 00/100 Dollars ($500,000.00) on the last day of each calendar quarter, commencing on June 30, 2016 and on every September 30, December 31, March 31 and June 30 thereafter until the Term Loan Maturity Date; and (b) an additional amount on April 30, 2018 equal to the product of (i) fifty percent (50%) multiplied by (ii) the difference between (A) EBITDA for fiscal year 2017 minus (B) Capital Expenditures for fiscal year 2017 minus (C) all interest payments on the Revolving Loan and the Term Loan paid in fiscal year 2017, minus (D) Two Million Dollars ($2,000,000.00), and minus (E) cash Taxes paid during fiscal year 2017.

c.	Section 2.1(c)(ii) is hereby amended and restated as follows:

(ii)      Optional Prepayments. The Borrower may from time to time prepay the Revolving Loan, in whole or in part, without any prepayment fee whatsoever, provided that any prepayment of the principal balance of the Revolving Loan shall include all accrued interest on the Revolving Loan to the date of such prepayment.

d.	Section 2.2 of the Loan Agreement hereby is amended and restated as follows:

2.2     Term Loan.

(a)     Term Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make a Term Loan equal to the Term Loan Commitment. The Term Loan shall be available to the Borrower in any number of principal advances on such date as the conditions set forth in Section 3 shall have been satisfied, however, not to exceed the Term Loan Commitment. The Term Loan may be used by the Borrower for the purpose of refinancing existing indebtedness and for working capital purposes. The Term Loan shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement. The Term Loan made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to the then current Term Loan Commitment and to the Term Loan Maturity Date unless the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)     Term Loan Principal/Interest Payments. The principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on the unpaid principal balance of the Term Loan outstanding from time to time shall be due and payable monthly, in arrears, commencing on May 1, 2016 and continuing on the first day of each calendar month thereafter.  If the outstanding principal balance of the Term Loan, as of the last day of any calendar quarter, is in excess of the then current Term Loan Commitment (as adjusted), Borrower shall deliver to Bank, within eight (8) days, a principal payment at least equal to the amount necessary to reduce the outstanding principal balance of the Term Loan to the then current Term Loan Commitment, or, alternatively, if Borrower does not timely deliver such principal payment, the Bank may draw upon the Revolving Loan to pay such amount. If not sooner paid, a final payment of all outstanding principal and accrued interest shall be due and payable on the Term Loan Maturity Date. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Term Loan, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(c)     Term Loan Optional Prepayments. The Borrower may voluntarily prepay the principal balance of the Term Loan, in whole or in part; provided that any prepayment of the principal balance of the Term Loan shall include all accrued interest on the Term Loan to the date of such prepayment. Notwithstanding the foregoing, if the Term Loan is prepaid prior to the Term Loan Maturity Date: (i) pursuant to or through a refinancing of the Term Loan by another financial institution other than Bank, (ii) from proceeds of a sale of all or a substantial part of the Borrower's assets, (iii) from or in connection with a sale of the Borrower’s principals’ ownership interests in the Borrower, or (iv) in connection with an Event of Default, then, in each case, Borrower shall pay Bank a prepayment fee in the amount of 1.0% of the Term Loan Commitment as of the date of such prepayment.  For purposes of the preceding sentence, no payment made to reduce the outstanding principal balance of the Term Loan as required to reflect a reduction in the Term Loan Commitment will constitute a prepayment of the Term Loan.

e.	Section 9.6 of the Loan Agreement hereby is amended and restated as follows:

9.6     Distributions. Borrower shall not (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, or sinking fund, or (e) set aside funds for any of the foregoing.

f.	Section 9 of the Loan Agreement hereby is amended by adding a new Section 9.14 as follows:

9.14   Capital Expenditures. Borrower shall not permit the aggregate amount of Capital Expenditures to exceed $180,000 per fiscal quarter.

g.	Section 10.1 of the Loan Agreement hereby is amended and restated as follows:

10.1  Maximum Total Cash Flow Leverage Ratio. Borrower shall maintain a Maximum Total Cash Flow Leverage Ratio, which shall be equal to the ratio of Funded Debt to annualized EBITDA, based on the prior six-month period for June 30, 2016 and the prior nine-month period for September 30, 2016, and thereafter for the prior twelve-month period no greater than the amounts set forth below for the applicable period:

Quarter Ending	Required Funded Debt/EBITDA
6/30/16	2.75x
9/30/16	N/Ax
12/31/16	3.15x
12/31/17 and thereafter	2.5x

h.	Section 10. 3 of the Loan Agreement hereby is amended and restated as follows:

10.3         Fixed Charge Coverage. As of the end of each of its fiscal quarters (other than the fiscal quarters ending March 31, 2017, June 30, 2017, and September 30, 2017), the Borrower shall maintain a Fixed Charge Coverage Ratio for the immediately preceding twelve (12) months of not less than (a) 1.35 to 1.00 for each fiscal quarter ending on or before December 31, 2016, and (b) 1.25 to 1.00 for the fiscal quarter ending on December 31, 2017 and each fiscal quarter thereafter.

i.	Section 10. 4 of the Loan Agreement hereby is amended and restated as follows:

10.4         EBITDA.  (a)    Borrower shall achieve EBITDA of at least: (i) $650,000 for the fourth quarter of 2016; and (ii) $870,000.00 for each of the first three quarters of 2017;

b.            Representations and Warranties. Borrower hereby remakes each of the representations and warranties contained in Section 7 of the Loan Agreement as of the date of this Agreement, as if made in connection with this Agreement and the Loan Agreement.  In addition, Borrower represents and warrants to Lender that:

8.1           Except as otherwise disclosed to Lender in writing, there has been no material adverse change in the financial condition of Borrower.

8.2           Borrower, as of the date hereof, does not have any claims, counterclaims, defenses, or set-offs with respect to the Loan Documents, as modified herein.

8.3          The Loan documents are the legal, valid and binding obligation of Borrower and enforceable against Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditor's rights and remedies.

8.4           The execution and delivery of this Agreement and the performance of the Loan Documents have been duly authorized by all requisite action by or on behalf of the Borrower.

8.5           Borrower has no present intention of commencing a case under any chapter of the United States Bankruptcy Code, nor does Borrower intend to incur obligations in excess of its ability to pay or discharge.

9.             Release and Waiver.  Borrower fully, finally, and forever releases, waives and forever discharges Lender, and its successors, assigns, directors, officers, employees, agents, attorneys and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits of whatever kind or nature, in law or in equity, whether known or unknown, whether absolute or contingent, whether or not accrued or presently existing, arising out of or in any way relating to the Loan Documents, the balance owing on the Revolving Loan and/or the Term Loan, and/or this Agreement or any negotiations, course of conduct related hereto or to the Loan Documents or the actions or omissions of Lender or its representatives with respect to the Loan Documents as of the date of this Agreement.  Borrower has been advised by legal counsel, or Borrower has made a reasoned and fully informed decision not to be so represented by counsel, and understands and acknowledges the significance and consequence of this release and waiver, and Borrower expressly consents and agrees that the releases and waivers contained herein shall be given full force and effect according to each and all of their express terms and provisions including those relating to demands and causes of action, if any, as well as those relating to any other claims.

10.           Consideration.  In entering into this Agreement, Borrower and Lender hereby stipulate, acknowledge and agree that Lender has given up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgments, agreements, and warranties of Borrower contained herein and that Lender would not have entered into this Agreement but for such promises, representations, acknowledgments, agreements, and warranties, all of which have been accepted by Lender in good faith.  All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Lender entering into this Agreement.

11.           Notices.  Any notice required to be given by this Agreement shall be given in the manner provided for in the Loan Agreement.

12.           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

13.           No Release.  No maker of the Revolving Note or the Term Note or any other Loan Document executed in conjunction therewith shall be released by execution and delivery of this Agreement.

14.           Entire Agreement. This Agreement, the Loan Agreement and the other documents delivered in connection herewith and therewith contain the entire agreement of the parties concerning the subject matter hereof and thereof. No promise, representation or understanding which is not expressly set forth in, or incorporated into, either the Loan Agreement, this Agreement or the Loan Documents shall be enforceable by either party. All prior and contemporaneous understandings and agreements, written or oral, express or implied, shall be of no further force and effect to the extent inconsistent herewith.

15.           Continuing Effect and Conflict.  To the extent there is a conflict between this Agreement and the Loan Agreement and/or Loan Documents, the provisions of this Agreement shall control.  Except as expressly modified herein, the terms and conditions of the Loan Agreement and the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

16.           Execution of Documents. Borrower shall execute and deliver to Bank this Agreement and Borrower shall execute any other documents reasonably requested by Bank simultaneously with the execution of this Agreement. All of the Loan Documents and other materials described in this paragraph shall be acceptable in form and substance to Bank in its sole reasonable discretion.

17.           Successor and Assigns. This Agreement and any related documents shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.           Governing Law.  This Agreement shall be governed by the laws of the State of Colorado.

19.           Jurisdiction and Venue.  The parties hereto consent to the jurisdiction and venue of any Court located in the City and County of Denver, State of Colorado, in the event of any litigation pertaining to this Agreement or any related Loan Document or the enforcement of any liability, obligation, right or remedy described therein.

20.           Liens on Collateral.  Borrower hereby represents and warrants to and covenants with Lender that Lender's liens, security interests, encumbrances and claims against the collateral described in the Loan Agreement and the other Loan Documents shall continue to be prior and superior to any other liens, security interests, encumbrances or claims of any kind except for those specifically provided otherwise in the Loan Documents.

21.           Other Documents.  On or prior to the execution and delivery of this Agreement, Borrower shall have executed and delivered, or caused to be executed and delivered, to Lender each in form and substance satisfactory to Lender, such other agreements in connection with this Agreement as Lender may reasonably require in its sole discretion.

22.           Severable Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be unenforceable without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23.           Headings.  The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

24.           JURY TRIAL WAIVER.  BANK AND BORROWER EACH IRREVOCABLY WAIVE ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE LOAN AGREEMENT OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE LOAN AGREEMENT.

IN WITNESS WHEREOF, Borrower and Bank have caused this Agreement to be executed the date first set forth above.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ Dennis Genty
Name:	Dennis Genty
Title:	Chief Financial Officer

GUARANTY BANK AND TRUST COMPANY

By:	/s/ Clint R. Crews
Name:	Clint R. Crews
Title:	Senior Vice President